77C Matters submitted by a vote of security holders

Stein Roe High Yield Fund (Fund)
(a) On June 28, 2002, a Special Meeting of Shareholders of the Fund was held to approve the following item, as described in the Proxy Statement for the Meeting. On April 17, 2002, the record date for the Meeting, the NAV of shares issued and outstanding were 60,001,381.52. The vote cast at the Meeting was as follows:

(b)  not applicable
(c) To approve the Agreement and Plan of Reorganization for Liberty High Yield Securities Fund to acquire Stein Roe High Yield Fund.

For:                     23,757,989.01    NAV being a majority
                                          of the NAV represented at the Meeting
Against:                 782,495.89       NAV
Abstain:                 1,381,783.58     NAV

(d)       not applicable

(proxy statement incorporated herein by reference to Accession Number 0000950135-02-001684)

Stein Roe Cash Reserves (Fund)
(a) On June 28, 2002, a Special Meeting of Shareholders of the Fund was held to approve the following item, as described in the Proxy Statement for the Meeting. On April 17, 2002, the record date for the Meeting, the NAV of shares issued and outstanding were 348,281,306.15. The vote cast at the Meeting was as follows:

(b)  not applicable
(c) To approve the Agreement and Plan of Reorganization for Liberty Money Market Fund to acquire Stein Roe Cash Reserves Fund.

For:                    128,292,228.94   NAV being a majority
                                         of the NAV represented at the Meeting
Against:                15,241,475.85    NAV
Abstain:                7,968,288.14     NAV

(d)       not applicable

(proxy statement incorporated herein by reference to Accession Number 0000950135-02-001681)


Stein Roe Income Fund
Stein Roe Intermediate Bond Fund
Stein Roe High Yield Fund
Stein Roe Cash Reserves Fund (Funds)


77L Changes in accounting principals and practices

     The Funds have proposed to revoke their ss.171(c) election under the Internal Revenue Code, thus changing their accounting method for premium amortization.


77Q Exhibits

 Accountant's Report on Internal Control

[Ernst & Young logo]
Ernst & Young LLP
200 Clarendon Street
Boston, MA 02116-5072

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and
Board of Trustees of Liberty-Stein Roe Funds Income Trust

In planning and performing our audit of the financial statements of the Funds listed in the appendix attached hereto (the "Funds"), each series of Liberty-Stein Roe Funds Income Trust (the "Trust"), for the year ended June 30, 2002, we considered each Fund's internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the Trust's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions, or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 2002.

This report is intended solely for the information and use of management and the Board of Trustees of Liberty-Stein Roe Funds Income Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                                          Ernst & Young LLP


Boston, Massachusetts
August 16, 2002


                                    Appendix

                      Liberty-Stein Roe Funds Income Trust:
                          Stein Roe Cash Reserves Fund
                            Stein Roe High Yield Fund
                              Stein Roe Income Fund
                        Stein Roe Intermediate Bond Fund